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Exhibit 4.2

MILLICOM INTERNATIONAL CELLULAR S.A.

and

THE BANK OF NEW YORK

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of November 24, 2003

2% Senior Convertible Payable-In-Kind Notes due 2006

Supplementing the Indenture dated as of May 8, 2003

        FIRST SUPPLEMENTAL INDENTURE, dated as of November 24, 2003 (this "First Supplemental Indenture"), between Millicom International Cellular S.A., a corporation organized and existing under the laws of the Grand-Duchy of Luxembourg (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

        On June 3, 1996, the Company issued $962 million in aggregate principal amount at maturity of 13.5% Senior Subordinated Notes due 2006 (the "13.5% Senior Subordinated Notes"), which are subordinated to the Company's 2% Senior Convertible Payable-In-Kind Notes due 2006 (the "Securities").

        The Company and the Trustee executed and delivered the Indenture, dated as of May 8, 2003 (the "Indenture"), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Securities.

        On August 7, 2003, the Company's wholly-owned subsidiary, Millicom Telecommunications S.A. ("Millicom Telecommunications"), issued for an aggregate value of SEK 2,555,994,000 (approximately $310 million) 5% Fixed and Additional Rate Guaranteed Secured Mandatory Exchangeable Notes due 2006 (the "Mandatory Exchangeable Notes"), which are exchangeable into Class B Shares of Tele2 AB (the "Tele2 Class B Shares"). The Mandatory Exchangeable Notes may be exchanged either voluntarily at the option of the noteholders or mandatorily by Millicom Telecommunications for substantially all of the Tele2 Class B Shares which Millicom Telecommunications owned at the time of the offering of the Mandatory Exchangeable Notes. In connection with the offering of the Mandatory Exchangeable Notes, Millicom Telecommunications entered into a securities lending agreement with Deutsche Bank AG London.

        On November 7, 2003, the Company commenced a solicitation of consents from the Holders as of such date to certain amendments to the Indenture, the particulars of which are more fully set forth herein (the "Amendments").

        More than 50% of the Holders who are entitled to vote, determined as provided in the Indenture, have validly consented to the Amendments in accordance with the provisions of Section 9.02 of the Indenture, and all other conditions set forth in the Indenture to the execution and delivery of this First Supplemental Indenture have been fulfilled and satisfied.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree, for the equal and ratable benefit of the respective Holders from time to time of the Securities, as follows:

Article 1.

Amendments to the Indenture

        Section 1.1.    Definitions.    New definitions shall be added to the Indenture as follows:

          ""Additional Interest" has the meaning set forth in the form of the Security contained in Section 2.02."

          ""Mandatory Exchangeable Notes" has the meaning specified in Section 10.22."

        Section 1.2.    No Default Under the Indenture in Connection With the Mandatory Exchangeable Notes.    A new section 10.22 shall be added to the Indenture as follows:

    "SECTION 10.22    No Default Under the Indenture in Connection With the Mandatory Exchangeable Notes.    Notwithstanding any other provision of this Indenture, no breach, default, potential Event of Default or Event of Default shall arise or have arisen or shall be deemed to arise or have arisen under Sections 10.04, 10.09 and 10.14 or any other provision of this Indenture in connection with the entering into by Millicom Telecommunications S.A. and the performance of its obligations under, and compliance with the terms of, each of the securities lending agreement dated July 18, 2003 with Deutsche Bank AG London in connection with the 5% Fixed and Additional Rate Guaranteed Secured Mandatory Exchangeable Notes due 2006 (the "Mandatory Exchangeable Notes"), the subscription agreement dated July 18, 2003 pursuant to which the Mandatory Exchangeable Notes were sold and the trust deed dated August 7, 2003 pursuant to which the Mandatory Exchangeable Notes were issued."

        Section 1.3.    Optional Redemption or Repurchase of the Company's Outstanding 13 1/2% Notes.    A new section 10.23 shall be added to the Indenture as follows:

    "SECTION 10.23    Optional Redemption or Repurchase of the Company's Outstanding 13 1/2% Notes.    Notwithstanding the provisions of Section 10.09 or any other provision of this Indenture, no breach, default, potential Event of Default or Event of Default shall arise or shall be deemed to have arisen under Section 10.09 or any other provision of this Indenture in connection with the Company's redemption, repurchase, defeasance or other acquisition or retirement for value of all of its outstanding 13 1/2% Notes with all or a portion of the proceeds of an offering of new senior notes of the Company."

        Section 1.4.    Additional Interest Upon Failure to File Registration Statement.    The form of the Security contained in Section 2.02, at the end of the first paragraph, and Section 3.01, at the end of the second paragraph, shall each be amended to include the following:

    "If, on or prior to the date 60 days following the effectiveness of Sections 10.22 and 10.23, the Company has not filed a Resale Registration Statement, then additional interest (the "Additional Interest") will accrue at a rate of 0.25% per annum, determined daily, on the principal amount of the Securities, until the day on which such Resale Registration Statement is filed. The Additional Interest shall accrue in addition to the stated interest on the Securities and Special Interest, if any."

        Section 1.5.    Conforming; Changes.    The references to "Special Interest" shall be changed to "Special Interest and Additional Interest" in (i) the current last sentence of the first paragraph of the form of the Security contained in Section 2.02, (ii) the 13th and 18th paragraphs in Section 2.03, (iii) the third sentence and the current last sentence in the second paragraph of Section 3.01, (iv) Section 3.11, (v) Section 5.01(2), (vi) Section 10.01, (vii) the first sentence of Section 11.01(a), (viii) Section 3.1(a) of the Guarantee, and (ix) the third paragraph in Section 3.1 of the Guarantee.

Article 2.

Miscellaneous

        Section 2.1.    Effectiveness and Effect.

        (a)   This First Supplemental Indenture shall take effect on the date hereof.

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        (b)   The provisions set forth in this First Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this First Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect. For the avoidance of doubt, the Company acknowledges and agrees that all of the protections, indemnities, immunities and exemptions from liabilities in favor of the Trustee described in the Indenture and not being amended hereby shall apply to the Trustee's execution of this First Supplemental Indenture and performance under the amended Indenture.

        Section 2.2.    Trust Indenture Act Controls.    If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required by or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, the required or incorporated provision shall control.

        Section 2.3.    Governing Law.    THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH TPIE LAWS OF THE STATE OF NEW YORK.

        Section 2.4.    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 2.5.    Severability.    In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.6.    Effect of Headings.    The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof

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[First Supplemental Indenture signature page]

Dated as of November 24, 2003
MILLICOM INTERNATIONAL CELLULAR S.A.

By:	/s/ MARC BEULS	By:	/s/ JOHN RATCLIFFE
Name:	Marc Beuls	Name:	John Ratcliffe
Title:	President and Chief Executive Officer	Title:	Chief Financial Controller
Attest:		Attest:
/s/ CHRISTOPHER DAMANDL		/s/ CHRISTOPHER DAMANDL
By:	Christopher Damandl	By:	Christopher Damandl

THE BANK OF NEW YORK, as Trustee

By:	/s/ ALISON MITCHELL
Name:	Alison Mitchell
Title:	Assistant Treasurer

Attest:

By:

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  Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE dated as of November 24, 2003
RECITALS